EXHIBIT 99.1

  Cheniere Energy Partners Declares Quarterly Distribution of $0.425

    HOUSTON--(BUSINESS WIRE)--Oct. 18, 2007--Cheniere Energy Partners, L.P. (AMEX:CQP) today declared a cash distribution per common unit of $0.425 ($1.70 annualized) payable on November 14, 2007, to unitholders of record as of November 1, 2007.

    Cheniere Energy Partners, L.P. owns 100 percent of the Sabine Pass LNG receiving terminal currently being constructed by Cheniere in western Cameron Parish, Louisiana on the Sabine Pass Channel.
Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

    US Income Tax Withholding on MLP Distributions Received by Non-US
Unitholders

    Publicly traded partnerships that earn net income in a calendar year that is effectively connected with the conduct of a US trade or business are generally required to withhold US income tax from distributions paid to foreign persons. The portion of our quarterly cash distributions that are paid by Cheniere Energy Partners, L.P. to foreign persons will generally be subject to US withholding tax. Nominees receiving quarterly cash distributions from us that are otherwise subject to US income tax withholding which are to be paid directly to (or for the account of) any foreign person directly by such nominees, are treated as the tax withholding agent with respect to our quarterly cash distributions and the obligation to withhold tax from such distributions will be imposed solely on such nominees.

    We have determined that the minimum quarterly cash distributions received by foreign persons in 2007 are exempt from US income tax withholding under applicable Internal Revenue Service guidelines. Nominees receiving quarterly cash distributions from us on behalf of foreign persons in 2007 may rely on this determination in meeting their withholding tax obligations for the 2007 calendar year. We will provide similar guidance to nominees on an annual basis as required under the applicable Internal Revenue Service guidelines.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Energy Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners' LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc.
             Vice President Investor Relations
             Katie Pipkin, 713-375-5110
             or
             Manager Investor Relations
             Christina Cavarretta, 713-375-5104